UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 9, 2022

VIVAKOR, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-41286	26-2178141
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

4101 North Thanksgiving Way Lehi, Utah	84115
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 281-2606

(Former name or former address, if changed since last report)

Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	VIVK	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Executive Employment Agreements

On June 9, 2022 (the “Effective Date”), Vivakor, Inc. (the “Company”), pursuant to the approval of its Board of Directors (the “Board”), on the recommendation of the Compensation Committee of the Board, entered into that certain executive employment agreement with each of Matthew Nicosia, Chief Executive Officer, and Tyler Nelson, Chief Financial Officer (respectively, the “Nicosia Agreement” and the “Nelson Agreement”, and collectively, the “Agreements”).

The Nicosia Agreement provides an annual base salary of $375,000 (the “Nicosia Base Salary”), payable in equal installments and paid every two weeks. The Nicosia Base Salary will increase by $100,000 upon the Company earning a total of at least $2,000,000 in Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”) minus (i) any unrealized gain (add back any unrealized loss) from marketable securities, (ii) stock based compensation expense, and (iii) stock options issued for services (“Adjusted EBITDA”) during any calendar year, and the Nicosia Base Salary will continue to increase in $100,000 increments for each additional $1,000,000 increase in EBITDA over $2,000,000 during the Term of this Agreement up to $675,000 at which time the Nicosia Base Salary will continue to increase in $20,000 increments for each additional $1,000,000 increase in Adjusted EBITDA over $4,000,000. As an inducement to continue services going forward, Mr. Nicosia shall receive a cash signing bonus of $125,000, which shall be paid in a lump sum amount within sixty (60) days after the Effective Date. Pursuant to the Nicosia Agreement, Mr. Nicosia may resign at any time with or without Good Reason, as defined in the Nicosia Agreement. The Company may terminate the Nicosia Agreement for cause (as defined therein) or with 30 days’ prior written notice.

The Nelson Agreement provides an annual base salary of $350,000 (the “Nelson Base Salary”), payable in equal installments and paid every two weeks. The Nelson Base Salary will increase by $100,000 upon the Company earning a total of at least $2,000,000 in Adjusted EBITDA during any calendar year, and the Nelson Base Salary will continue to increase in $100,000 increments for each additional $1,000,000 increase in EBITDA over $2,000,000 during the Term of this Agreement up to $650,000 at which time the Nelson Base Salary will continue to increase in $13,500 increments for each additional $1,000,000 increase in Adjusted EBITDA over $4,000,000. As an inducement to continue services going forward, Mr. Nelson shall receive a cash signing bonus of $100,000, which shall be paid in a lump sum amount within sixty (60) days after the Effective Date. Pursuant to the Nelson Agreement, Mr. Nelson may resign at any time with or without Good Reason, as defined in the Nelson Agreement. The Company may terminate the Nelson Agreement for cause (as defined therein) or with 30 days’ prior written notice.

Item 1.01 of this Current Report on Form 8-K contains only a brief description of the material terms of and does not purport to be a complete description of the rights and obligations of the parties to the Nicosia Agreement and the Nelson Agreement, and such descriptions are qualified in their entirety by reference to the full text of the Nicosia Agreement and the Nelson Agreement, copies of which are filed herewith as Exhibit 10.1 and 10.2.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

To the extent required by this Item 5.02, the information contained in Item 1.01 is incorporated herein by reference.

On the Effective Date, Mr. Nicosia received stock options to acquire 955,093 share of the Company’s common stock and Mr. Nelson received stock options to acquire 917,825 shares of the Company’s common stock (collectively, the “Stock Options”). The Stock Options, issued pursuant to the Vivakor, Inc. 2021 Equity and Incentive Plan, which remains subject to shareholder approval, will vest over two years and are exercisable at $1.80 per share, 100% of the closing price of the Company’s common stock on the date of grant.

Item 9.01.	Exhibits.

(d) Exhibits

Exhibit No.	Exhibit
10.1	Executive Employment Agreement, dated June 9, 2022, by and between Vivakor, Inc. and Matthew Nicosia
10.2	Executive Employment Agreement, dated June 9, 2022, by and between Vivakor, Inc. and Tyler Nelson
104	Cover Page Interactive Data File (formatted as inline XBRL).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIVAKOR, INC.

By:	/s/ Matthew Nicosia
Name:	Matthew Nicosia
Title:	Chief Executive Officer

Dated: June 14, 2022

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